i. "Resolved, That our Delegate in Congress be requested in case Iowa is admitted, or seeks admission to the Union, to use his utmost endeavors to procure the passage of a law admitting Florida also to the Confederacy, and to endeavor to introduce into the same a provision for the future division of the State, which will secure to us the right of **Ultimately forming two states out of the present Territory, as was contemplated and secured to us by the treaty of eighteen hundred and nineteen with Spain"**

Class of Securities is a Debt Obligation of the United States

Said Class of securities is an obligation or other security of the United States and that the Government obligation refers to a public debt obligation of the United States Government and an obligation whose principal and interest is unconditionally guaranteed by the United States Government. The value of said security is sufficient to protect the interest of the Government throughout the life of said registration. Considerations were given regarding possible market fluctuations prior to giving value to said security. Nothing shall affect or impair the priority of any claim of the United States against Government obligations; **evidenced by the following United States Statutes At Large and codes of Federal Regulations: PUBLIC LAWS-CH. 645-JUNE 25,1948; 80TH CONG., 2D SESS. 62 STAT-Page 685; § 8; Public Law 97-285, Sept. 13, 1982, 96 Stat. 945: 31 CFR 225.2- Government Obligations.**

Separability of Provisions

All provisions relating to an Act, Title, Chapter, Subchapter, or the application of such provision regarding annual, semiannual, quarterly (and so forth) filings required in order to maintain said status as a Foreign Private Issuer and or the determination of eligibility in order to be considered a Foreign Private Issuer; and information required in a prospectus relating to the class and registration of Securities; or any other rules, regulations, circumstances, or otherwise, which would lead to civil and/or criminal liabilities; and/or which would refuse, delay, or cause to be rejected and/or rescinded regarding the offer and sell, and registration of securities referencing said Foreign Company; shall be held invalid and be in violation of applicable laws, mention herein; Consequently, said Act, Title, provisions relating to a chapter, subchapter, circumstances, or the application of such provision does not apply to said Private Treasury and Foreign Company; **evidenced by the following United States Statutes At Large: Securities Exchange Act of 1934; Separability of Provisions-June 6, 1934, Ch. 404, Title I, § 33, 48 Stat. 905 (15 U.S. Code § 78gg); Trust Indenture Act of 1939: Separability of Provisions- May 27,1933, Ch. 38, title III, § 328, as added Aug 3, 1939, Ch. 411, 53 Stat. 1177 (15 U.S. Code § 77bbbb); Securities Act of 1933: Separability of Provisions- May 27,1933, Ch. 38, Title I, § 26, 48 Stat. 88 (15 U.S. Code § 77z).**